Exhibit 23.1      Independent Registered Public Accounting Firm's Consent

We consent to the incorporation by reference in the Registration Statement of Fonar Corporation on Form S-8. (File No. 333-168771) and Form S-8 (File No. 333-96557) of our report which includes an explanatory paragraph as to the Company's ability to continue as a going concern, dated September 30, 2011, with respect to our audits of the consolidated financial statements of FONAR Corporation and Subsidiaries as of June 30, 2011 and 2010 for the years then ended, which report is included in this Annual Report on Form 10-K of FONAR Corporation for the year ended June 30, 2011.


/s/ Marcum LLP

Marcum LLP
New York, New York
September 30, 2011